CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

Evergreen Municipal Trust

We consent to the use of our reports dated May 7, 2004 for Evergreen California Municipal Bond Fund, Evergreen Connecticut Municipal Bond Fund, Evergreen New Jersey Municipal Bond Fund, Evergreen New York Municipal Bond Fund, and Evergreen Pennsylvania Municipal Bond Fund, each a series of the Evergreen Municipal Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG, LLP

Boston, Massachusetts

July 28, 2004